EXHIBIT 11

                                     HEMACARE CORPORATION

                            BASIC AND DILUTED NET INCOME PER SHARE

                                                             Three Months Ended           Nine Months Ended
                                                                September 30,                September 30,
                                                              2000          1999           2000         1999
                                                          ------------  ------------   ------------  ----------
                      BASIC
Weighted average common shares used to compute basic
  earnings per share...................................    7,583,699      7,437,582      7,569,356     7,359,351
                                                          ==========     ==========     ==========    ==========

         Net income....................................   $  301,000     $  267,000     $  951,000    $  715,000
                                                          ==========     ==========     ==========    ==========

Basic net income per share.............................   $     0.04     $     0.04     $     0.13    $     0.10
                                                          ==========     ==========     ==========    ==========

                    DILUTED

Weighted average common shares used to compute
  basic earnings per share.............................    7,583,699      7,437,582      7,569,356     7,359,351
Dilutive preferred equivalent shares...................      500,000        500,000        500,000       500,000
Dilutive common equivalent shares attributable to
 stock options (based on average market price).........      710,927        396,457        752,984       153,644
Dilutive common equivalent shares attributable to
 warrants (based on average market price)..............       64,484         29,493         69,929         5,395
                                                          ----------     ----------     ----------    ----------

Weighted average common shares and equivalents used
 to compute diluted earnings per share.................    8,859,110      8,363,532      8,892,269     8,018,390
                                                          ==========     ==========     ==========    ==========

         Net income....................................   $  301,000     $  267,000     $  951,000    $  715,000
                                                          ===========    ===========    ==========    ==========

Diluted net income per share...........................   $     0.03     $      0.03    $     0.11    $     0.09
                                                          ==========     ===========    ==========    ==========
